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                                                                     EXHIBIT 16


April 12, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

   We have read the statements under the caption "Change in Accountants" made by the Orange County-Poughkeepsie Limited Partnership (copy attached), which we understand will be filed with the Commission pursuant to S-K Item 304(a), as part of the Proxy Statement/Prospectus on Form S-4 of Verizon Wireless of the East LP and Verizon Communications Inc. dated April 15, 2002. We agree with the statements concerning our Firm under such caption in the Form S-4.

Very truly yours,

/s/  PricewaterhouseCoopers LLP